Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter 2022 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 2, 2022 /PRNewswire/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced its results of operations for the third quarter of 2022.

Parkway recorded net income of $2.8 million, or $0.50 per share, for the quarter ended September 30, 2022, compared to net income of $2.7 million, or $0.45 per share, for the same period in 2021. For the nine months ended September 30, 2022, net income was $7.4 million, or $1.32 per share, compared to net income of $6.8 million, or $1.14 per share, for the nine months ended September 30, 2021. Third quarter 2022 earnings represented an annualized return on average assets (“ROAA”) of 1.07% and an annualized return on average equity (“ROAE”) of 14.69%, compared to 1.11% and 12.13%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are pleased to report strong earnings for the third quarter and first nine months of 2022. Recent increases in interest rates helped expand our net interest margin from 3.54% in the second quarter to 3.70% in the third quarter. Our earnings, combined with a reduction in shares outstanding, resulted in an increase in earnings per share of 15.79% for the first nine months of 2022 compared to the first nine months of 2021. Our focus of growing our core banking business, including core loans, while navigating pandemic-related challenges, allowed us to grow earnings despite the depletion of PPP-related revenues that contributed significantly to earnings in 2021 and the first half of 2022. While PPP loans fell by $37.7 million from September 30, 2021 to September 30, 2022, our core loans have grown by $92.5 million, or 14.41%. Through the first nine months of 2022 our core loans have grown at an annualized rate of 16.50%. Further interest rate increases by the Federal Reserve, which we anticipate in the near term, will continue to enhance asset yields; however, the unprecedented level and pace of rate increases may dampen activity in commercial and mortgage lending as we end the year and move into 2023.”

Edwards continued, “While assets have repriced at a faster pace than liabilities, we are now beginning to see increased competition for deposits and a resulting increase in the interest rates being paid for deposits in all of our markets. Our strategy in recent years has been to focus on growing our lower-cost core deposits with less reliance on higher-yielding time deposits, which has resulted in almost 35% of our deposits being in non-interest bearing checking accounts as of September 30, 2022. While interest-bearing deposits decreased by $21.0 million during the quarter, this decrease was partially offset by continued growth of $13.0 million in noninterest-bearing deposits. We expect this competition for deposits to continue in the near term and place upward pressure on deposit rates and overall funding costs. Despite concerns around rate increases and economic activity, I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.8 million, or $0.50 per share, in the third quarter of 2022, compared to $2.7 million, or $0.45 per share, in the third quarter of 2021.
●	Net interest margin (“NIM”) was 3.70% for the third quarter of 2022, compared to 3.54% in the second quarter of 2022, and 3.60% in the third quarter of 2021.
●

Total assets increased $27.9 million, or 2.80%, to $1.02 billion at September 30, 2022 from $995.8 million at December 31, 2021, and increased by $43.5 million, or 4.45%, from $980.2 million a year earlier.

●

Net loans were $732.8 million at September 30, 2022, an increase of $54.9 million, or 8.10%, when compared to $677.9 million at December 31, 2021, and an increase of $52.2 million, or 7.67%, when compared to $680.6 million at September 30, 2021.

●

Total deposits were $945.7 million at September 30, 2022, an increase of $47.5 million, or 5.28%, from $898.2 million at December 31, 2021, and an increase of $67.4 million, or 7.68%, from $878.3 million at September 30, 2021.

●

Annualized return on average assets decreased to 1.07% for the quarter ended September 30, 2022, from 1.11% for the quarter ended September 30, 2021, due mainly to growth in total assets. Annualized return on average equity increased to 14.69% for the quarter ended September 30, 2022, from 12.13% for the quarter ended September 30, 2021.

Third Quarter, First Nine Months of 2022 Income Statement Review

Net interest income after provision for loan losses in the third quarter of 2022 was $8.8 million, compared to $7.9 million in the third quarter of 2021, primarily reflecting increased interest income and a reduction in interest expense. Total interest income was $9.4 million in the third quarter of 2022, representing an increase of $728 thousand in comparison to the third quarter of 2021. Interest income on loans decreased in the quarterly comparison by $42 thousand, primarily due to a decrease in SBA-PPP related interest and fees of $1.1 million from the year ago period. From September 30, 2021 to September 30, 2022, SBA-PPP loans decreased by $37.7 million; however, this decrease has been offset by higher yielding organic loan growth of $92.5 million. Management anticipates that this loan growth, in addition to higher rates in the current year, will have a positive impact on both earning assets and loan yields. Interest income on securities increased by $444 thousand in the quarterly comparison, as a result of the $58.0 million increase in the securities portfolio, excluding market value changes, from the year ago period. The Company also successfully reduced interest expense on deposits by $182 thousand, or 32.73%, in the quarterly comparison, reflecting rate reductions in deposit offerings. Management anticipates that interest expense will increase in the near term as competitive pressures for deposits may result in increases in rates on deposit offerings, especially on time deposits.

For the first nine months of 2022, net interest income after provision for loan losses was $24.8 million compared to $22.7 million for the first nine months of 2021. Interest income increased by $1.4 million, primarily due to an increase of $1.2 million in interest income on securities and an increase of $463 thousand in interest income on interest-bearing deposits in banks, which offset a decrease in loan interest income of $169 thousand during the first nine months of 2022, compared to the first nine months of 2021. Interest income on loans decreased in the nine-month comparison, primarily due to a decrease in SBA-PPP related interest and fees of $1.2 million from the year ago period. Excluding SBA-PPP related interest and fees of $1.8 million for the first nine months of 2022 and $3.0 for the first nine months of 2021, interest income on loans would have increased $1 million, reflecting our core loan growth as well as the current rate environment. Interest expense on deposits decreased by $625 thousand for the nine months ended September 30, 2022 compared to the same period last year. As previously discussed, this is a reflection of the reduced rates for savings and time deposits, as well as a reduction in time deposit balances from a year ago.

Third quarter 2022 noninterest income was $1.6 million compared with $1.8 million in the third quarter of 2021. Income from service charges and fees increased by $212 thousand, offsetting a $201 thousand decrease in mortgage origination fees as mortgage origination volume has declined compared to the year ago period. Nonrecurring income of $265 thousand from net realized gains on the sale of securities was recorded in the third quarter of 2021. Excluding this nonrecurring income of $265 thousand in 2021, noninterest income increased by $22 thousand for the third quarter of 2022 compared to the third quarter of 2021.

For the nine months ended September 30, 2022 and 2021, noninterest income was $4.7 million and $4.8 million, respectively. Included in noninterest income for the nine months ended September 30, 2022 was nonrecurring income from life insurance contracts of $217 thousand, and for the nine months ended September 30, 2021, there was nonrecurring income of $200 thousand from a one-time lease termination fee and $265 thousand from net realized gains on the sale of securities. Excluding these items, noninterest income increased $144 thousand in the nine-month comparison, primarily as a result of increased income from service charges and fees of $715 thousand, partially offset by a decrease of $502 thousand in mortgage origination income.

Noninterest expenses in both the quarterly comparison and the nine-month comparison were negatively impacted by rising inflation in 2022, and the added cost from branch expansion earlier in the year. Noninterest expense increased $616 thousand, or 9.80%, from the third quarter of 2021 to the third quarter of 2022. There was an increase in salary and benefit costs of $230 thousand, while occupancy and equipment expenses increased $232 thousand in the quarterly comparisons. FDIC assessments increased by $38 thousand to adjust for continued deposit growth, offsetting a decrease in core deposit intangible amortization of $29 thousand in the quarterly comparison. For the nine-month period ended September 30, 2022, total noninterest expenses increased by $1.3 million compared to the same period in 2021. Salary and benefit cost increased by $459 thousand, occupancy and equipment expenses increased by $520 thousand, and telephone expense increased by $72 thousand from the first nine months of 2021 to 2022. FDIC assessments increased by $113 thousand in the nine-month comparison due to continued deposit growth.

Net income before taxes was comparable at $3.5 million and $3.4 million in the quarterly comparison, resulting in income tax expense of $701 thousand for both the three months ended September 30, 2022 and 2021, respectively. In the nine-month comparison, net income before taxes increased by $626 thousand, resulting in an increase in income tax expense of $45 thousand.

Balance Sheet Review

Total assets decreased in the third quarter of 2022 by $14.5 million, or 1.40%, to $1.02 billion at September 30, 2022 from $1.04 billion at June 30, 2022, and increased by $27.9 million, or 2.80%, from $995.8 million at December 31, 2021. The decrease in assets during the third quarter of 2022 was primarily the result of a decrease in deposits of $8.0 million during the quarter and a $9.0 million decrease in the market value of the investment portfolio during the quarter.

Despite the reduction in total assets, total loans increased during the third quarter by $18.4 million, or 2.55%, to $739.0 million at September 30, 2022 from $720.6 million at June 30, 2022, and increased by $55.5 million, or 8.11%, compared to $683.5 million at December 31, 2021. Core loan growth during the first nine months of 2022 was at an annualized rate of 16.50%. SBA-PPP loans decreased by $5.1 million during the third quarter 2022; however, this decrease was offset by higher yielding organic loan growth of $23.7 million during the quarter. Gross loans at September 30, 2022 included $96 thousand in SBA-PPP loans with net deferred fees of $10 thousand.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.24% at September 30, 2022 compared to 0.19% at December 31, 2021. The allowance for loan losses was approximately 0.83% of total loans as of September 30, 2022 and December 31, 2021, respectively. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of September 30, 2022, the remaining unaccreted discount on the acquired loan portfolios totaled $737 thousand.

Investment securities decreased by $11.4 million during the third quarter to $138.5 million at September 30, 2022 from $149.9 million at June 30, 2022, and increased by $8.8 million from $129.7 million at December 31, 2021. The decrease in the third quarter of 2022 was the result of $2.0 million in purchases, offset by paydowns, calls, and maturities of $4.3 million, and an increase in unrealized losses of $9.0 million as a result of the increase in interest rates during the quarter.

Total deposits decreased in the third quarter of 2022 by $8.0 million, or 0.84%, to $945.7 million at September 30, 2022 from $953.7 million at June 30, 2022, and increased $47.5 million, or 5.28%, compared to $898.2 million at December 31, 2021. The decrease in deposits during the quarter was a result of a $21.0 million decrease in interest bearing deposits, partially offset by an increase of $13.0 million in noninterest bearing deposits. The largest balance decline was in money market accounts, which decreased by $27.2 million during the quarter, as competition for deposits has increased.

Total stockholders’ equity decreased by $5.3 million, or 6.98% to $70.5 million at September 30, 2022, from $75.8 million three months earlier, and decreased $14.7 million, or 17.23%, from $85.2 million at December 31, 2021. The change during the quarter reflects net income of $2.8 million, less dividends paid of $954 thousand, and an unrealized decrease in the value of the securities portfolio as a result of increased interest rates during the quarter. As interest rates rise, we anticipate continued negative pressure on the market value of our investment portfolio which is recognized on our balance sheet as a reduction in stockholders’ equity. However, management does not anticipate the need to sell any investment securities prior to their scheduled maturity, therefore we do not expect market value changes to impact future earnings.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2022)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

September 30, 2022; June 30, 2022; December 31, 2021; September 30, 2021

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2022	2022	2021	2021
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$18,615	$19,458	$14,349	$15,835
Interest-bearing deposits with banks	49,795	71,302	5,986	4,757
Federal funds sold	602	387	95,311	99,891
Investment securities available for sale	138,491	149,886	129,715	107,422
Restricted equity securities	1,950	1,950	1,971	2,209
Loans	738,992	720,618	683,532	686,117
Allowance for loan losses	(6,168)	(6,034)	(5,677)	(5,550)
Net loans	732,824	714,584	677,855	680,567
Cash value of life insurance	22,368	22,233	18,750	18,628
Properties and equipment, net	32,128	32,953	30,856	30,268
Accrued interest receivable	2,589	2,601	2,363	2,414
Core deposit intangible	1,391	1,496	1,764	1,898
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	5,955	4,186	1,122	1,509
Other assets	13,780	13,940	12,549	11,519
Total assets	$1,023,745	$1,038,233	$995,848	$980,174

Liabilities
Deposits
Noninterest-bearing	$328,000	$315,005	$298,107	$291,058
Interest-bearing	617,666	638,688	600,119	587,194
Total deposits	945,666	953,693	898,226	878,252

Borrowings	3,350	3,350	8,200	10,000
Accrued interest payable	91	54	73	122
Other liabilities	4,124	5,329	4,155	3,420
Total liabilities	953,231	962,426	910,654	891,794

Stockholders’ Equity
Common stock and surplus	33,493	33,471	33,588	38,812
Retained earnings	59,378	57,544	53,745	51,112
Accumulated other comprehensive loss	(22,357)	(15,208)	(2,139)	(1,544)
Total stockholders’ equity	70,514	75,807	85,194	88,380
Total liabilities and stockholders’ equity	$1,023,745	$1,038,233	$995,848	$980,174
Book value per share	$12.57	$13.52	$15.20	$14.78
Tangible book value per share(1)	$11.74	$12.67	$14.30	$13.91

Asset Quality Indicators
Nonperforming assets to total assets	0.17%	0.16%	0.13%	0.21%
Nonperforming loans to total loans	0.24%	0.23%	0.19%	0.30%
Allowance for loan losses to total loans	0.83%	0.84%	0.83%	0.81%
Allowance for loan losses to nonperforming loans	348.47%	371.32%	430.08%	269.55%

(1) Tangible book value is a non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2022	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$8,217	$7,830	$8,259	$23,923	$24,092
Interest-bearing deposits in banks	356	156	19	548	85
Federal funds sold	3	2	11	5	11
Interest on securities	814	768	370	2,138	986
Dividends	5	46	8	59	66
	9,395	8,802	8,667	26,673	25,240
Interest expense
Deposits	374	411	556	1,232	1,857
Interest on borrowings	55	40	21	140	62
	429	451	577	1,372	1,919
Net interest income	8,966	8,351	8,090	25,301	23,321

Provision for loan losses	148	217	219	502	576
Net interest income after provision for loan losses	8,818	8,134	7,871	24,799	22,745

Noninterest income
Service charges on deposit accounts	489	481	444	1,406	1,071
Other service charges and fees	835	796	668	2,314	1,934
Net realized gains on securities	-	-	265	-	265
Mortgage origination fees	74	119	275	359	861
Increase in cash value of life insurance	135	135	108	397	324
Life insurance income	-	-	-	217	-
Other income	37	1	53	45	387
	1,570	1,532	1,813	4,738	4,842
Noninterest expenses
Salaries and employee benefits	3,875	3,817	3,645	11,271	10,812
Occupancy and equipment	1,139	1,072	907	3,216	2,696
Foreclosed asset expense, net	(1)	-	1	(1)	1
Data processing expense	408	429	468	1,343	1,434
FDIC Assessments	114	114	76	342	229
Advertising	161	182	172	488	473
Bank franchise tax	126	127	126	379	379
Director fees	56	85	58	202	205
Professional fees	144	172	107	484	455
Telephone expense	110	127	100	370	298
Core deposit intangible amortization	105	134	134	373	461
Other expense	662	616	489	1,842	1,542
	6,899	6,875	6,283	20,309	18,985
Net income before income taxes	3,489	2,791	3,401	9,228	8,602

Income tax expense	701	555	701	1,798	1,753
Net income	$2,788	$2,236	$2,700	$7,430	$6,849

Net income per share	$0.50	$0.40	$0.45	$1.32	$1.14
Weighted average shares outstanding	5,608,716	5,615,705	6,003,504	5,612,452	6,028,449
Dividends declared per share	$0.17	$0.00	$0.14	$0.32	$0.27